[PEOPLESWAY LETTERHEAD]

July 1, 2002


Thomas Radzavich
2908 Lakemont Drive
Flower Mound, TX 75022


Dear Thomas Radzavich:

This letter is to confirm our discussion regarding your efforts to assist Peoplesway in developing new markets.

As compensation for your efforts, you will receive the equivalent of $5,833.33 per month for the first six (6) months, in free trading shares, to be delivered at the end of each month. This will begin July 2002 and automatically renew for an additional six (6) months unless cancelled by either party. Additionally, you will receive a one-time bonus of 100,000 Rule 144 shares, upon the execution of this agreement, based on a one year minimum commitment. Should either party cancel this agreement, prior to June 30, 2003, a pro-rated portion of the 100,000 Rule 144 shares from the bonus will be returned to Peoplesway. During the term of this contract, expenses will be your responsibility, unless prior written approval has been given for specific expenses to be reimbursed.

Should you be hired as an employee, any free trading shares still in your possession would be converted to Rule 144 shares. You would receive a salary annualized at $70,000, expense reimbursement and participation in any corporate benefits programs being offered.

We look forward to working with you.


Regards,

                                               ________________________
E. M. "Gene" Johnston                         Agreed to By Thomas Radzavich
CEO

Cc:     Donald R. "Pete" Monroe
        Matthew M. Monroe

                   2969 Interstate Street, Charlotte, NC 28208
        Phone: 704-393-7591 - Toll Free: 866-762-7599 - Fax: 704-391-0993